Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2023 Financial Results

LEAWOOD, KANSAS, USA - May 2, 2023 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2023 financial results.

Euronet reports the following consolidated results for the first quarter 2023 compared with the same period of 2022:

•	Revenues of $787.2 million, a 10% increase from $718.5 million (14% increase on a constant currency[1] basis).
•	Operating income of $45.6 million, a 24% increase from $36.7 million (34% increase on a constant currency basis).
•	Adjusted EBITDA[2] of $92.8 million, a 17% increase from $79.5 million (23% increase on a constant currency basis).
•	Net income attributable to Euronet of $20.1 million, or $0.39 diluted earnings per share, compared with $8.2 million, or $0.17 diluted earnings per share.
•	Adjusted earnings per share[3] of $0.87, a 26% increase from $0.69.
•
Euronet's cash and cash equivalents were $1,065.8 million and ATM cash was $627.2 million, totaling $1,693.0 million as of March 31, 2023, and availability under its revolving credit facilities was approximately $715 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am very pleased that we delivered record first quarter revenue and adjusted EPS as well as our eighth consecutive quarter of consolidated, constant currency double digit adjusted EBITDA growth rates," stated Michael J. Brown, Euronet's Chairman and CEO. "In the EFT Segment, we saw our most profitable transactions continue to recover, together with good performance from the POS acquiring business we acquired in March last year.  In epay, we continued to see demand for our content sold through both physical and digital channels. Finally, in Money Transfer, we saw continued growth in both our physical and digital distribution networks, which included a 38% increase in transactions initiated in digital channels."

"We continue to see improving travel trends across Europe, with major airports anticipating higher volumes than in the prior year, supporting our expectation of continued transaction improvements as we enter the seasonally stronger second and third quarters this year.  With this improved travel, together with strong transaction growth trends in epay and Money Transfer, we believe we are on track to deliver record revenue and adjusted EPS for the full year 2023."

Taking into consideration current trends in the business and the global economy, the latest global COVID-19 recovery advances and historical seasonal patterns, the Company anticipates that its second quarter 2023 adjusted EPS will be $2.00. This outlook does not include any change in foreign exchange rates, interest rates, or other unforeseen factors that may develop throughout the second quarter.

Segment and Other Results

The EFT Processing Segment reports the following results for the first quarter 2023 compared with the same period or date in 2022:

•	Revenues of $192.2 million, a 32% increase from $145.6 million (40% increase on a constant currency basis).
•	Operating income of $6.9 million, a 210% increase from an operating loss of ($6.3) million (224% increase on a constant currency basis).
•	Adjusted EBITDA of $29.6 million, an 85% increase from $16.0 million (98% increase on a constant currency basis).
•	Transactions of 1,838 million, a 38% increase from 1,328 million.
•	Total of 51,510 installed ATMs as of March 31, 2023, a 4% increase from 49,521. Operated 47,430 active ATMs as of March 31, 2023, a 7% increase from 44,353 as of March 31, 2022.

Revenue, operating income and adjusted EBITDA growth in the first quarter 2023 was driven by increased domestic and international withdrawal transactions resulting from a strong recovery in travel and more point-of-sale ("POS") processing revenue from the March 2022 acquisition of the merchant acquiring business, together with a continued benefit from a significant volume increase in low-priced payment processing transactions in Asia Pacific.

The EFT Segment's total installed ATMs grew 4%, largely from the addition of more than 850 Euronet-owned ATMs, approximately 235 new outsourcing ATMs and the addition of approximately 900 low-margin ATMs in India. The difference between installed and active ATMs relates to ATMs that have been seasonally deactivated. At the end of the first quarter of 2023, approximately 4,100 ATMs were still temporarily deactivated due to seasonal closures -- approximately 21% fewer than the 5,165 ATMs that were seasonally deactivated at the end of the first quarter 2022.

The epay Segment reports the following results for the first quarter 2023 compared with the same period or date in 2022:

•	Revenues of $237.4 million, a 1% increase from $235.8 million (5% increase on a constant currency basis).
•	Operating income of $27.5 million, a 5% increase from $26.2 million (11% increase on a constant currency basis).
•	Adjusted EBITDA of $29.1 million, a 4% increase from $27.9 million (10% increase on a constant currency basis).
•	Transactions of 973 million, a 13% increase from 864 million.
•	Point-of-sale ("POS") terminals of approximately 799,000 as of March 31, 2023, a 5% increase from approximately 760,000.
•	Retailer locations of approximately 344,000 as of March 31, 2023, a 3% increase from approximately 335,000.

Revenue and transaction growth was driven by continued expansion of digital branded payments and mobile growth, together with the continued expansion of the digital distribution channel. Transaction growth outpaced revenue growth due to a stronger mix of lower-value mobile transactions in India.

The Money Transfer Segment reports the following results for the first quarter 2023 compared with the same period or date in 2022:

•	Revenues of $359.4 million, a 6% increase from $339.0 million (9% increase on a constant currency basis).
•	Operating income of $32.6 million, a 2% decrease from $33.3 million (2% increase on a constant currency basis).
•	Adjusted EBITDA of $41.1 million, a 3% decrease from $42.2 million (1% increase on a constant currency basis).
•	Total transactions of 37.6 million, a 12% increase from 33.5 million.
•	Network locations of approximately 528,000 as of March 31, 2023, a 7% increase from approximately 495,000.

First quarter constant currency revenue, operating income and adjusted EBITDA growth was the result of 13% growth in U.S.-outbound transactions, 16% growth in international-originated money transfers - which included 14% growth in transfers initiated largely in Europe and 18% growth in transfers initiated in the Middle East and Asia - and 28% growth in xe transactions, partially offset by a 17% decline in the U.S. domestic business. These transaction growth rates include 38% growth in direct-to-consumer digital transactions. Transaction growth outpaced revenue growth largely due to mix shifts, principally in the segment's xe business which benefited from a strong growth in transactions, but at a lower amount sent per transaction.

Corporate and Other reports $21.4 million of expense for the first quarter 2023 compared with $16.5 million for the first quarter 2022. The increase in corporate expense for the first quarter 2023 is largely due to higher long- and short-term compensation expense due to improved Company performance.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,065.8 million as of March 31, 2023, compared to $1,131.2 million as of December 31, 2022. The decrease in unrestricted cash and cash equivalents is largely due to $111.6 million of cash placed in ATMs re-activated in anticipation of the travel season and $28.3 million of share repurchases, partially offset by cash generated from operations, together with working capital and foreign exchange rate changes of approximately $75.0 million in the first quarter 2023.

Total indebtedness was $1.65 billion as of March 31, 2023, compared to $1.61 billion as of December 31, 2022.  Availability under the Company's revolving credit facilities was approximately $715 million.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) other non-operating or non-recurring items and f) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on May 3, 2023, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments and the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Worldwide First Quarter Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is a leading global financial technology solutions and payments provider. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic transaction processing of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 51,510 installed ATMs, approximately 618,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 65 countries; card software solutions; a prepaid processing network of approximately 799,000 POS terminals at approximately 344,000 retailer locations in 63 countries; and a global money transfer network of approximately 528,000 locations serving 190 countries and territories. With corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices, Euronet serves clients in approximately 200 countries and territories. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; inflation; the war in the Ukraine and the related economic sanctions; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2023	December 31,
	(unaudited)	2022

ASSETS
Current assets:
Cash and cash equivalents	$1,065.8	$1,131.2
ATM cash	627.2	515.6
Restricted cash	12.7	7.4
Settlement assets	1,085.5	1,442.7
Trade accounts receivable, net	204.6	270.8
Prepaid expenses and other current assets	345.7	359.0

Total current assets	3,341.5	3,726.7

Property and equipment, net	332.6	336.6
Right of use lease asset, net	142.8	149.7
Goodwill and acquired intangible assets, net	1,017.2	1016.6
Other assets, net	176.5	174.0

Total assets	$5,010.6	$5,403.6

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,085.5	$1,442.7
Accounts payable and other current liabilities	768.4	858.1
Current portion of operating lease liabilities	48.7	50.2
Short-term debt obligations	2.7	3.1

Total current liabilities	1,905.3	2,354.1

Debt obligations, net of current portion	1,642.7	1,609.1
Operating lease liabilities, net of current portion	97.0	102.6
Capital lease obligations, net of current portion	1.0	1.3
Deferred income taxes	30.8	28.4
Other long-term liabilities	61.7	63.7

Total liabilities	3,738.5	4,159.2

Equity	1,272.1	1,244.4

Total liabilities and equity	$5,010.6	$5,403.6

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2023	2022

Revenues	$787.2	$718.5

Operating expenses:
Direct operating costs	491.6	458.2
Salaries and benefits	141.9	126.8
Selling, general and administrative	75.2	63.8
Depreciation and amortization	32.9	33.0
Total operating expenses	741.6	681.8
Operating income	45.6	36.7

Other income:
Interest income	2.6	0.1
Interest expense	(10.1)	(6.1)
Foreign currency exchange loss	(1.1)	(5.5)
Total other expense, net	(8.6)	(11.3)
Income before income taxes	37.0	25.4

Income tax expense	(17.2)	(17.2)

Net income	19.8	8.2
Net loss attributable to noncontrolling interests	0.3	—
Net income attributable to Euronet Worldwide, Inc.	$20.1	$8.2
Add: Interest expense from assumed conversion of convertible notes, net of tax	0.8	0.9
Net income for diluted earnings per share calculation	$20.9	$9.1
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.39	$0.17

Diluted weighted average shares outstanding	52,974,800	54,497,863

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2023

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$19.8

Add: Income tax expense					17.2
Add: Total other expense, net					8.6

Operating income (expense)	$6.9	$27.5	$32.6	$(21.4)	$45.6

Add: Depreciation and amortization	22.7	1.6	8.5	0.1	32.9
Add: Share-based compensation	—	—	—	14.3	14.3

Earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$29.6	$29.1	$41.1	$(7.0)	$92.8

	Three months ended March 31, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$8.2

Add: Income tax expense					17.2
Add: Total other expense, net					11.3

Operating (loss) income	$(6.3)	$26.2	$33.3	$(16.5)	$36.7

Add: Depreciation and amortization	22.3	1.7	8.9	0.1	33.0
Add: Share-based compensation	—	—	—	9.8	9.8

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$16.0	$27.9	$42.2	$(6.6)	$79.5

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2023	2022

Net income attributable to Euronet Worldwide, Inc.	$20.1	$8.2

Foreign currency exchange loss	1.1	5.5
Intangible asset amortization(1)	6.9	5.6
Share-based compensation(2)	14.3	9.8
Income tax effect of above adjustments(3)	(1.0)	4.7
Non-cash GAAP tax expense(4)	2.4	1.8

Adjusted earnings(5)	$43.8	$35.6

Adjusted earnings per share - diluted(5)	$0.87	$0.69

Diluted weighted average shares outstanding (GAAP)	52,974,800	54,497,863
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	(2,781,818)
Effect of unrecognized share-based compensation on diluted shares outstanding	227,575	260,378
Adjusted diluted weighted average shares outstanding	50,420,557	51,976,423

(1) Intangible asset amortization of $6.9 million and $5.6 million are included in depreciation and amortization expense of $32.9 million and $33.0 million for the three months ended March 31, 2023 and March 31, 2022, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $14.3 million and $9.8 million are included in salaries and benefits expense of $141.9 million and $126.8 million for the three months ended March 31, 2023 and March 31, 2022, respectively, in the consolidated statements of operations.

(3) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(4) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(5) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.